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Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
OR
David C. Nelson
Vice President & Corporate Treasurer
(415) 774-2700

URS CORPORATION REPORTS SECOND QUARTER
RESULTS FOR FISCAL 2003

Generates $62 Million in Operating Cash Flow
and Repays $43 Million of Debt

Provides Guidance for Third Quarter of Fiscal 2003

     SAN FRANCISCO, CA – June 12, 2003 – URS Corporation (NYSE: URS) today reported revenues of $812,555,000 for the fiscal 2003 second quarter ended April 30, up 44% from the $564,410,000 reported for the second quarter of fiscal 2002. Net income was $15,564,000, down from $16,912,000 in the year-ago period. Earnings per share of $0.48, fully diluted, was in line with the Company’s guidance. This compares with $0.64 per share for the fiscal 2002 second quarter.

     For the six months ended April 30, 2003, revenues increased 42% to $1,570,588,000 from $1,107,408,000 for the first six months of the 2002 fiscal year. Net income for the six months ended April 30, 2003 was $21,514,000, or $0.66 per share fully diluted, compared to $30,202,000 or $1.16 per share fully diluted, for the same period last year. As of April 30, 2003, the Company’s backlog was $2,652,000,000, compared with $2,565,000,000 as of October 31, 2002.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter was $57,398,000, compared with EBITDA of $47,793,000 for the second quarter of fiscal 2002. For the six months ended April 30, 2003, EBITDA was $100,085,000, compared with $90,532,000 for the six months ended April 30, 2002. A reconciliation of EBITDA to net income and to net cash provided by operating activities is included in the EBITDA Reconciliation Schedule provided at the end of this press release.

     Commenting on the quarter, Martin M. Koffel, Chairman and Chief Executive Officer of URS stated: “Our results for the first half of fiscal 2003 are in line with the guidance we provided for the year. The federal government business, which now accounts for almost half of our revenues, continues to benefit from increased spending on defense, homeland security and environmental programs. In the private sector, revenues have remained steady. However, we continue to face pricing pressures due to reduced capital spending and cost cutting initiatives by large multinational corporations.”

     “As expected, in our state and local government business, projected state budget deficits continue to affect expenditures on infrastructure programs, resulting in project delays and, in some cases, cancellations. Despite the challenging conditions in this market, URS has continued to capture important new work, particularly on school facilities and water/wastewater projects, and the Company remains well positioned to benefit when this market rebounds.”

     Mr. Koffel continued: “Our management team remains sharply focused on cash management, and we produced very strong cash flow during the quarter, largely due to a reduction in accounts receivable. Keeping with our strategy of using cash to strengthen the balance sheet, we used the bulk of the cash generated during the quarter to pay down debt. In total, we repaid $43 million in debt this quarter. Going forward, generating cash and de-leveraging our balance sheet will continue to be top priorities.”

     For the quarter, revenues from URS’ federal business were $353 million, up from $100 million during the second quarter of fiscal 2002. The Company’s EG&G Division generated $233 million of URS’ total federal revenues. Revenues from URS’ private sector business were $230 million, flat with the second quarter of fiscal 2002. Revenues from URS’ state and local government business were $170 million, down 7% from the second quarter of fiscal 2002. Revenues from URS’ international business were $59 million, up 10% from the second quarter of fiscal 2002. The increase in revenues from the Company’s international business is largely due to the effect of currency translation.

     Fiscal 2003 and Third Quarter Outlook

     The Company reaffirmed its fiscal 2003 guidance for revenues of approximately $3 billion; net income of approximately $60 million; earnings per share of approximately $1.75, fully diluted; and EBITDA of approximately $230 million. URS currently expects to achieve 29% to 31% of its full year earnings per share during the third quarter of fiscal 2003.

     New Management Appointments

     In addition, URS today announced several new management appointments that will further strengthen the Company’s senior management team.

     Gary V. Jandegian has been named President of the URS Division, effective July 1, 2003. Mr. Jandegian has been with the Company for over thirteen years. He succeeds Irwin L. Rosenstein, who has been named Chairman of the URS Division. In his new role, Mr. Jandegian will oversee all domestic and international operations for the Company’s URS Division, and he will report directly to Chief Executive Officer Martin M. Koffel. Previously, Mr. Jandegian served as Senior Vice President responsible for the Company’s Western Division, which includes a staff of over 5,000 employees and $400 million in annual revenues.

     As Chairman of the URS Division, Mr. Rosenstein will work closely with Mr. Jandegian, and he will play an important role with the Company’s business development and client relationships. Mr. Rosenstein will also remain as a member of URS’ Board of Directors and continue to serve on the Company’s management committees. He has been with the Company for 37 years and was named President of URS Consultants in 1989.

     In addition, URS appointed Tom Bishop, currently Division Manager for Construction Services, to the additional position of Vice President of Strategy. Mr. Bishop will manage the development of forecasts for URS’ markets and the formulation of strategic plans for the corporation. He is a Registered Professional Engineer and has held several senior level management positions with URS and its subsidiaries since 1984.

     The Company also announced that Mary E. Sullivan will be joining URS as Vice President of Human Resources effective June 23, 2003. Ms. Sullivan was formerly Vice President and Managing Director of Human Resources for BearingPoint, Inc. Between 1997 and 1999, she was National Director of Human Resources for KPMG Consulting.

     Last month, the Company announced the appointment of Reed N. Brimhall as Vice President, Corporate Controller. Prior to joining URS, Mr. Brimhall was Senior Vice President and Controller of Washington Group International, Inc.

     Commenting on the appointments, Mr. Koffel stated: “I am very pleased with each of these new appointments. Gary, Tom, Mary and Reed have a tremendous amount of experience in their respective fields. I am sure that they will play key roles in helping us continue to strengthen the Company and grow the business. In addition, I am delighted that Irwin Rosenstein will remain with the Company in his new role as Chairman of the URS Division.”

     URS Corporation offers a broad range of planning, design, program and construction management, systems integration, and operations and maintenance services for transportation,

hazardous waste, industrial processing and petrochemical, general building, water/wastewater, military facilities and equipment platforms, and security projects. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 25,000 employees providing engineering services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

     URS will host a dial-in conference call on Friday, June 13, 2003 at 11:00 a.m. (EDT), to discuss its fiscal 2003 second quarter results. A live web cast of this call will be available on URS’ website at www.urscorp.com/investor.

TABLES TO FOLLOW

# # #

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements about the Company’s expected financial results and its opportunities for future growth. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties. The Company cautions that a variety of factors could cause the Company’s business and financial results to differ materially from those expressed or implied in forward-looking statements. These factors include, but are not limited to: the Company’s highly leveraged position; the Company’s ability to service its debt; deterioration in current economic conditions; the Company’s ability to successfully integrate the EG&G business; the Company’s business strategies; the Company’s continued dependence on federal, state and local appropriations for infrastructure spending; pricing pressures; changes in the regulatory environment; outcomes of pending and future litigation; the Company’s ability to attract and retain qualified professionals; industry competition; changes in international trade, monetary and fiscal policies; the Company’s ability to integrate future acquisitions successfully; the Company’s ability to successfully integrate its accounting and management information systems; and other factors discussed more fully in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30, 2003	October 31, 2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,195	$9,972
Accounts receivable	542,980	596,275
Costs and accrued earnings in excess of billings on contracts in process	377,704	374,651
Less receivable allowances	(31,755)	(30,710)

Net accounts receivable	888,929	940,216

Deferred income taxes	20,995	17,895
Prepaid expenses and other assets	22,013	20,248

Total current assets	952,132	988,331
Property and equipment at cost, net	154,577	156,524
Goodwill, net	1,000,680	1,001,629
Purchased intangible assets, net	13,099	14,500
Other assets	65,735	68,108

	$2,186,223	$2,229,092

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$35,242	$30,298
Accounts payable	176,679	204,389
Accrued salaries and wages	104,254	101,287
Accrued expenses and other	110,433	115,545
Billings in excess of costs and accrued earnings on contracts in process	93,896	92,235

Total current liabilities	520,504	543,754
Long-term debt	871,420	923,863
Deferred income taxes	41,729	40,629
Deferred compensation and other	40,413	40,261

Total liabilities	1,474,066	1,548,507

Mandatorily redeemable Series D senior convertible participating preferred stock, par value $.01; authorized 100 shares; issued and outstanding 0 and 100 shares, respectively; liquidation preference $0 and $46,733, respectively	—	46,733

Stockholders’ equity:
Common shares, par value $.01; authorized 50,000 shares; issued and outstanding 32,509 and 30,084 shares, respectively	325	301
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	472,495	418,705
Accumulated other comprehensive loss	(2,226)	(5,132)
Retained earnings	241,850	220,265

Total stockholders’ equity	712,157	633,852

	$2,186,223	$2,229,092

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Revenues	$812,555	$564,410	$1,570,588	$1,107,408
Direct operating expenses	512,566	332,692	996,163	663,508

Gross profit	299,989	231,718	574,425	443,900

Indirect expenses:
Indirect, general and administrative	252,744	191,774	495,990	368,620
Interest expense, net	21,301	12,322	42,581	24,938

	274,045	204,096	538,571	393,558

Income before taxes	25,944	27,622	35,854	50,342
Income tax expense	10,380	10,710	14,340	20,140

Net income	15,564	16,912	21,514	30,202
Preferred stock dividend	—	2,466	—	4,884

Net income available for common stockholders	15,564	14,446	21,514	25,318
Other comprehensive income (loss):
Foreign currency translation adjustments	581	549	2,906	(2,429)

Comprehensive income	$16,145	$14,995	$24,420	$22,889

Net income per common share:
Basic	$.48	$.77	$.66	$1.37

Diluted	$.48	$.64	$.66	$1.16

Weighted-average shares outstanding:
Basic	32,498	18,701	32,411	18,482

Diluted	32,584	26,353	32,562	25,895

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2003	2002	2003	2002

	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$15,564	$16,912	$21,514	$30,202

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,153	7,849	21,650	15,252
Amortization of financing fees	1,887	938	3,638	1,859
Receivable allowances	1,109	221	1,045	1,519
Deferred income taxes	(300)	6,638	(2,000)	7,814
Stock compensation	445	688	3,401	1,206
Changes in current assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	35,273	22,740	50,242	47,144
Prepaid expenses and other assets	949	(1,960)	(1,765)	(1,167)
Accounts payable, accrued salaries and wages and accrued expenses	(4,790)	(19,335)	(30,024)	(50,678)
Billings in excess of costs and accrued earnings on contracts in process	(1,111)	(7,256)	1,661	(8,952)
Deferred compensation and other	2,957	675	152	530
Other, net	(575)	956	2,520	7,104

Total adjustments	45,997	12,154	50,520	21,631

Net cash provided by operating activities	61,561	29,066	72,034	51,833

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(5,578)	(17,187)	(8,747)	(34,856)

Net cash used by investing activities	(5,578)	(17,187)	(8,747)	(34,856)

Cash flows from financing activities:
Long-term debt principal payments	(18,827)	(9,323)	(23,117)	(18,532)
Long-term debt borrowings	(196)	275	104	275
Net payments under the line of credit	(24,356)	—	(27,259)	—
Capital lease obligations payments	(3,447)	(3,383)	(7,627)	(6,767)
Short-term note borrowings	1,124	92	1,211	92
Short-term note payments	62	(1,296)	(56)	(2,365)
Proceeds from sale of common shares from employee stock purchase plan and exercise of stock options	8	5,266	3,680	11,999

Net cash used by financing activities	(45,632)	(8,369)	(53,064)	(15,298)

Net increase in cash	10,351	3,510	10,223	1,679
Cash and cash equivalents at beginning of period	9,844	21,567	9,972	23,398

Cash and cash equivalents at end of period	$20,195	$25,077	$20,195	$25,077

Supplemental information:
Interest paid	$29,506	$19,457	$37,608	$25,581

Taxes paid	$1,544	$8,353	$3,328	$16,758

Equipment acquired through capital lease obligations	$2,401	$5,154	$8,605	$16,696

Non-cash dividends paid in-kind	$—	$2,450	$—	$4,852

Conversion of Series D preferred stock to common stock	$—	$—	$46,733	$—

URS CORPORATION AND SUBSIDIARIES
EBITDA RECONCILIATION SCHEDULE

     We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), forecasted EBITDA and EBITDA margin, financial measures that are not computed in accordance with generally accepted accounting principles (“non-GAAP”), which are used by our management for planning and forecasting purposes and by lenders and investors to measure operating liquidity. We use these non-GAAP financial measures in making decisions regarding our operational performance, our ability to service our debt and to facilitate internal comparisons of our operating results. EBITDA, forecasted EBITDA and EBITDA margin are not measures of operating performance computed in accordance with GAAP and should not be used as substitutes for earnings from operations, net income, cash flows from operating activities or other measures of operations or cash flow data prepared in conformity with GAAP, or as GAAP measures of profitability or liquidity. In addition, EBITDA, forecasted EBITDA and EBITDA margin may not be comparable to similarly titled measures of other companies and are not calculated in the same manner as consolidated EBITDA for purposes of compliance with the financial ratios in our senior secured credit facility.

     Our EBITDA (as reconciled against GAAP net income) and EBITDA margin are calculated as follows:

	Actual				Forecast

	Three Months Ended		Six Months Ended		Fiscal
					Year
					Ending
	April 30,	April 30,	April 30,	April 30,	Oct. 31,
	2003	2002	2003	2002	2003

	(in thousands)
	(unaudited)
Net income	$15,564	$16,912	$21,514	$30,202	$60,000
Interest expense, net	21,301	12,322	42,581	24,938	85,000
Income tax expense	10,380	10,710	14,340	20,140	40,000
Depreciation and amortization	10,153	7,849	21,650	15,252	45,000

EBITDA	$57,398	$47,793	$100,085	$90,532	$230,000

Revenues	$812,555	$564,410	$1,570,588	$1,107,408	$3,000,000

EBITDA margin (EBITDA divided by revenues)	7.1%	8.5%	6.4%	8.2%	7.7%

     The following is a reconciliation of EBITDA to GAAP net cash provided by operating activities:

	Actual				Forecast

	Three Months Ended		Six Months Ended		Fiscal
					Year
					Ending
	April 30,	April 30,	April 30,	April 30,	Oct. 31,
	2003	2002	2003	2002	2003

	(in thousands)
	(unaudited)
EBITDA	$57,398	$47,793	$100,085	$90,532	$230,000
Interest expense, net	(21,301)	(12,322)	(42,581)	(24,938)	(85,000)
Income tax expense	(10,380)	(10,710)	(14,340)	(20,140)	(40,000)
Amortization of financing fees	1,887	938	3,638	1,859	5,000
Receivable allowances	1,109	221	1,045	1,519	—
Deferred income taxes	(300)	6,638	(2,000)	7,814	(5,000)
Stock compensation	445	688	3,401	1,206	5,000
Changes in current assets and liabilities	32,703	(4,180)	22,786	(6,019)	—

Net cash provided by operating activities	$61,561	$29,066	$72,034	$51,833	$110,000